Exhibit 10.1

February 2, 2005

Robert J. Koska
1764 Frost Lane
Naperville, IL  60564

Re:                               Offer of Employment by Cepheid

Dear Rob:

I am very pleased to confirm our offer to you of employment with Cepheid (the “Company”).  You will report to me in the position of Senior Vice President, Worldwide Sales and Marketing.  This offer is contingent on the successful completion of an employment application and background and credit checks.  The terms of our offer and the benefits currently provided by the Company are as follows:

1.                                       Starting Salary.  Your starting salary will be $225,000.00 per year and will be subject to annual review.

2.                                       Annual Incentive Bonus.  You will be eligible to receive a cash bonus of up to 25% of your base salary on an annual basis.  Achievement of goals and objectives as mutually determined by you and me shall be the determining feature in the percentage bonus payout you will receive.  Your first year’s bonus will be prorated based on base salary earned in calendar year 2005.

3.                                       Benefits.  In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

4.                                       Change of Control.  The Company will offer you the change of control benefits detailed in Exhibit A effective with your date of hire.

5.                                       Local Living Expenses.  As you will be commuting from the Naperville, Illinois area to your job in Sunnyvale, California, the Company will provide you with a furnished one-bedroom apartment in the Sunnyvale area (rent plus utilities not to exceed $3,000.00 per month) for approximately three years or until you elect to move to the Sunnyvale, California area per Section 6 below, so long as you remain employed by Cepheid in good standing.  In addition, the Company will pay for weekly air transportation for you to return to your home in Illinois on the weekends for the same period.

6.                                       Moving Expenses.  The Company will reimburse your reasonable moving expenses and transportation costs associated with your move to the Sunnyvale, California area, according to the schedule provided in Exhibit B.  Should you voluntarily resign your position with the Company within twelve (12) months of your actual move date, you will be required to repay these monies on a pro-rata basis within one month of the date your employment terminates.  The Company shall have the right to offset such amounts against other payments due to you that are not wages (e.g., expense reimbursements).

In the event the protections afforded to you in your Change of Control Retention and Severance Agreement are triggered during any period of time in which you may have liability with respect to the Moving Expenses, you shall not be required to repay the Company for any Moving Expenses paid by the Company to you.

Except as provided below, the Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment, as well as any of the terms set forth herein at any time in the future.

7.                                       Confidentiality.  As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company.  To protect the interests of the Company, you will need to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” as a condition of your employment.  We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.  During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company.  You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.  You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.  You represent that your signing of this offer letter, agreement(s) concerning stock options granted to you, if any, under the Plan (as defined below) and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8.                                       Options.  The Compensation Committee of the Board of Directors of the Company has approved a grant to you of the opportunity to purchase up to 200,000 shares of Common Stock of the Company under our 1997 Stock Option Plan (the “Plan”) at the closing fair market value of the Company’s Common Stock at the end of business on your first day of employment.  The shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) at the end of your first anniversary with the Company, and an additional 1/48 of the total number of shares per month thereafter, so long as you remain employed by the Company.  The grant of such options by the Company is not a promise of compensation and is not intended to create any obligation on the part of the Company.  Further details on the Plan and any specific opotion grant to you will be provided shortly after you commence employment.

9.                                       At-Will Employment.  While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.  Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective.  Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer of the Company.

10.                                 Authorization to Work.  Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States.  If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

11.                                 Insider Trading Policy.  Your continued employment is also contingent upon reading and signing the enclosed Insider Trading Policy.

12.                                 Acceptance.  This offer will remain open until February 21, 2005.  If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me.  Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any.  Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

John L. Bishop Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date signed:
Robert J. Koska

Start Date